CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Centura Banks, Inc.:


We consent to incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-52160, 33-90568, 33-80989, 333-04949 and 333-08503) on Forms
S-3 (Nos. 33-33773) and on Forms S-4 (33-71198 and 333-69283) of our report dated January 11, 1999, relating to the consolidated balance sheets of Centura Banks, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Centura Banks, Inc.


                                                      KPMG LLP

Raleigh, North Carolina
March 15, 1999